UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 1 )

                              REPLIGEN CORPORATION
                              --------------------
                                (Name of issuer)

                     COMMON STOCK, PAR VALUE $ .01 PER SHARE
                     ---------------------------------------
                         (Title of class of securities)

                                    759916109
                                 --------------
                                 (CUSIP number)

                                DECEMBER 31, 2000
             -------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

---------------------------------
      CUSIP No. 759916109                      13G
---------------------------------



-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Bank AG
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
---------------------------- ------ --------------------------------------------
NUMBER OF SHARES         5      SOLE VOTING POWER
BENEFICIALLY                    0
OWNED BY                 ------ ------------------------------------------------
EACH                            SHARED VOTING POWER
REPORTING                6      1,357,000
PERSON WITH              ------ ------------------------------------------------
                                SOLE DISPOSITIVE POWER
                         7      0
                         ------ ------------------------------------------------
                                SHARED DISPOSITIVE POWER
                         8      1,357,000
-------- -----------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,357,000*
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                    |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.1%**
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         HC, BK, CO
-------- -----------------------------------------------------------------------

* Included in this figure are the securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

** Included in this percentage is the percentage of securities reported by Deutsche Fonds Holding GmbH and DWS Investment GmbH on the following cover pages.

---------------------------------
      CUSIP No. 759916109                      13G
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deutsche Fonds Holding GmbH
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
------------------------------ ------- -----------------------------------------
NUMBER OF SHARES              5     SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                    ------- --------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                     6     1,357,000
PERSON WITH                 ------ ---------------------------------------------
                                   SOLE DISPOSITIVE POWER
                              7    0
                            ------ ---------------------------------------------
                                   SHARED DISPOSITIVE POWER
                              8    1,357,000
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,357,000*
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.1%**
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         HC
-------- -----------------------------------------------------------------------

*Included in this figure are the securities reported by DWS Investment GmbH on the following page.

**Included in this percentage is the percentage of securities reported by DWS Investment GmbH on the following page.

---------------------------------
CUSIP No. 759916109                              13G
---------------------------------



-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         DWS Investment GmbH
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) |_|
                                                                       (b) |_|
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Federal Republic of Germany
------------------------------ ------- -----------------------------------------
NUMBER OF SHARES              5     SOLE VOTING POWER
BENEFICIALLY                        0
OWNED BY                    ------- --------------------------------------------
EACH                                SHARED VOTING POWER
REPORTING                     6     1,357,000
PERSON WITH                 ------ ---------------------------------------------
                                   SOLE DISPOSITIVE POWER
                              7    0
                            ------ ---------------------------------------------
                                   SHARED DISPOSITIVE POWER
                              8    1,357,000
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,357,000
-------- -----------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                     |_|
-------- -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.1%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON

         CO
-------- -----------------------------------------------------------------------

ITEM 1(A).     NAME OF ISSUER:

               Repligen Corp. (the "Issuer")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The address of the Issuer's principal executive offices is 117 Fourth Avenue Needham, MA 02494.

ITEM 2(A).     NAME OF PERSON FILING:

               This statement is filed on behalf of Deutsche Bank AG ("DBAG") Deutsche Fonds Holding GmbH ("DWS Group") and DWS Investment GmbH ("DWS", and together with DBAG and DWS Group, the "Reporting Persons").

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The principal place of business of DBAG is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

               The principal place of business of DWS Group is Feldbergstrasse 22, 60323, Frankfurt, Federal Republic of Germany.

                 The principal place of business of DWS is Grueneburgweg 113-115, 60612, Frankfurt, Federal Republic of Germany.

ITEM 2(C).     CITIZENSHIP:

               The citizenship of each of the Reporting Persons is set forth on the applicable cover page.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               The title of the securities is Common Stock (the "Common Stock").

ITEM 2(E).     CUSIP NUMBER:

               The CUSIP number of the Common Stock is set forth on each cover page.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                 (a) |_| Broker or dealer  registered  under  section  15 of the
                         Act;

                 (b) |_| Bank as defined in section 3(a)(6) of the Act;

                 (c) |_| Insurance Company as defined in section 3(a)(19) of the
                         Act;

                 (d) |_| Investment  Company  registered  under section 8 of the
                         Investment Company Act of 1940;

                 (e) |_| An  investment  adviser in  accordance  with Rule 13d-1
                         (b)(1)(ii)(E);

                 (f) |_| An  employee   benefit  plan,  or  endowment   fund  in
                         accordance with Rule 13d-1 (b)(1)(ii)(F);

                 (g) |_| A  parent   holding   company  or  control   person  in
                         accordance with Rule 13d-1 (b)(1)(ii)(G);

                 (h) |_| A savings association as defined in section 3(b) of the
                         Federal Deposit Insurance Act;

                 (i) |_| A church plan that is excluded  from the  definition of
                         an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                 (j) |_| Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                         If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

ITEM 4.        OWNERSHIP.

               (A)  AMOUNT BENEFICIALLY OWNED:

                    Each of the Reporting  Persons owns the amount of the Common
               Stock as set forth on the applicable cover page.

               (B)  PERCENT OF CLASS:

                    Each of the  Reporting  Persons owns the  percentage  of the
               Common Stock as set forth on the applicable cover page.

               (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                         Each of the  Reporting  Persons  has the sole  power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                         Each of the  Reporting  Persons has the shared power to
                    vote or direct the vote of the Common Stock as set forth on the applicable cover page.

                  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                         Each of the  Reporting  Persons  has the sole  power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

                   (IV)  SHARED  POWER  TO DISPOSE  OR TO DIRECT THE DISPOSITION
                         OF:

                         Each of the  Reporting  Persons has the shared power to
                    dispose or direct the disposition of the Common Stock as set forth on the applicable cover page.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Investment management clients of the subsidiary listed in item 7 below have the ultimate right to dividends from Common Stock held on their behalf and the proceeds from the sale of Common Stock held on their behalf.

ITEM 7.        IDENTIFICATION   AND   CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               DWS Investment GmbH, a subsidiary of DBAG and DWS Group, acquired Common Stock included in the figures on the cover pages.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2001



                                            DEUTSCHE BANK AG



                                            By:  /s/ Dr. Dieter Eisele
                                               --------------------------------
                                               Name:   Dr. Dieter Eisele
                                               Title:  Group Head of Compliance



                                            By:  /s/ Christoph Kirschhofer
                                               --------------------------------
                                               Name:   Christoph Kirschhofer
                                               Title:  Director


                                                                      Exhibit 1
                                                                      ---------

                     Consent of Deutsche Fonds Holding GmbH


               The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH, and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 7, 2001



                                             DEUTSCHE FONDS HOLDING GMBH



                                             By:  /s/ Susan Seidel
                                                -------------------------------
                                                Name:   Susan Seidel
                                                Title:  Compliance (DWS)



                                             By: /s/ Ralf Ring
                                                -------------------------------
                                                Name:   Ralf Ring
                                                Title:  Head of Compliance (DWS)

                                                                       EXHIBIT 2

                         Consent of DWS Investment GmbH


               The undersigned agrees that the Schedule 13G/A executed by Deutsche Bank AG to which this statement is attached as an exhibit is filed on behalf of Deutsche Bank AG, Deutsche Fonds Holding GmbH and DWS Investment GmbH pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934.

Dated:  February 7, 2001


                                             DWS INVESTMENT GMBH


                                             By:  /s/ Susan Seidel
                                                -------------------------------
                                                Name:   Susan Seidel
                                                Title:  Compliance (DWS)



                                             By: /s/ Ralf Ring
                                                -------------------------------
                                                Name:   Ralf Ring
                                                Title:  Head of Compliance (DWS)